Exhibit 99.2

Non-GAAP Financial Measures

Regulation G, Conditions for Use of Non-GAAP Financial Measures, and other SEC regulations define and prescribe the conditions for use of certain non-GAAP financial information.

Our measure of “Free cash flow” meets the definition of a non-GAAP financial measure. Free cash flow is used in addition to and in conjunction with results presented in accordance with GAAP and free cash flow should not be relied upon to the exclusion of GAAP financial measures.

Free cash flow, which we reconcile to “Net cash provided by (used in) operating activities,” is cash flow from operations reduced by “Purchases of property and equipment, including internal-use software and website development.” We use free cash flow, and ratios based on it, to conduct and evaluate our business because, although it is similar to cash flow from operations, we believe it typically will present a more conservative measure of cash flows since purchases of property and equipment, including internal-use software and website development, are a necessary component of ongoing operations.

Free cash flow has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures. For example, free cash flow does not incorporate the portion of payments representing principal reductions of debt, obligations related to capital leases and leases accounted for as financing arrangements, or cash payments for business acquisitions. Therefore, we believe it is important to view free cash flow as a complement to our entire consolidated statements of cash flows.

For a quantitative reconciliation of free cash flow to the most directly comparable amounts reported in accordance with GAAP, see “Supplemental Financial Information and Business Metrics” in Exhibit 99.1 to this Current Report on Form 8-K.

“Return on Invested Capital” is a ratio based on free cash flow, and as such, is also a non-GAAP financial measure. Return on invested capital is trailing twelve months free cash flow divided by average “Total assets” minus “Current liabilities” (excluding the current portion, if any, of our Long-Term Debt), over the most recent five quarter ends. We believe return on invested capital is a useful measure in assessing whether we are utilizing our capital efficiently.

As with free cash flow, return on invested capital is used in addition to and in conjunction with results presented in accordance with GAAP and return on invested capital should not be relied upon to the exclusion of GAAP financial measures. We include return on invested capital, and the denominator used to calculate it (called “Invested Capital”) in “Supplemental Financial Information and Business Metrics” in Exhibit 99.1 to this Current Report on Form 8-K.

The effect on our consolidated statements of operations from changes in exchange rates versus the U.S. Dollar is also a non-GAAP financial measure. Information regarding the effect of exchange rates, versus the U.S. Dollar, on our consolidated statements of operations is provided to show reported period operating results had the exchange rates remained the same as those in effect in the comparable prior year period. We include various measures on both an as-reported basis and a basis showing the effect of changes in exchange rates versus the U.S. dollar in “Supplemental Financial Information and Business Metrics” in Exhibit 99.1 to this Current Report on Form 8-K.